EXHIBIT 99.1
For Immediate Release

American Power Conversion Streamlines Operations in Ireland

WEST KINGSTON, R.I., -- June 27, 2006 -- American Power Conversion (Nasdaq: APCC) (APC) today announced initiatives to reduce costs, improve efficiencies and locate operations closer to the customer by streamlining its operations in Ireland.

APC’s plans call for the consolidation of Irish manufacturing operations in its Castlebar, Ireland facility and the redeployment of certain customer-facing positions to locations in the Europe, Middle East and Africa region in closer proximity to customers. The company currently intends to retain select sales, information technology, research and development and business support functions in its existing Galway, Ireland facility. APC will begin discussions with its workforce in Ireland with the objective of reducing approximately 200 to 250 positions within Ireland, primarily in the manufacturing, operations and customer support areas.

“In an effort to improve our competitiveness as well as become increasingly customer-centric, APC has been actively working to reduce operational costs and improve company productivity through the transition of production to lower cost areas as well as the deployment of customer-facing activities closer to the customer,” explained Rodger B. Dowdell, Jr., APC president and chief executive officer. “The redeployment and the reduction of certain positions in Ireland is the direct result of this strategy, and while this was a very difficult decision to make, it better positions APC both financially and competitively. We will continue to work to better align manufacturing capacity with demand and optimize resource location to maximize customer satisfaction globally.”

The estimated range of costs in connection with this plan is approximately $4.0 million to $5.0 million, consisting primarily of one-time employee severance costs, which will be recognized in the third quarter 2006. The company anticipates completing the plan in the first quarter of 2007 and that all of the expected costs will result in future cash expenditures.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. The factors that could cause actual results to differ materially include the following: the Company’s ability to improve the execution of its operations processes and eliminate operational waste and excess expense; ramp up, expansion, transfer and rationalization of global manufacturing capacity, including successfully consolidating its Irish manufacturing operations in Castlebar, Ireland and redeploying certain customer-facing positions within the Europe, Middle East and Africa region; the Company’s ability to effectively align operating expenses and production capacity with the current demand environment; and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2.0 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company. All trademarks are the property of their owners.

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For more information contact:
Debbie Hancock, APC investor relations director, 401-789-5735, ext. 2994,
debbie.hancock@apcc.com